ACTIVE/80838803.1 AMENDMENT TO CAMDEN NATIONAL CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN A. The Camden National Corporation Executive Deferred Compensation Plan (as Amended and Restated Effective January 1, 2008) (the “Plan”), is hereby amended as follows: 1. The definition of Change of Control set forth Section 2.5 of the Plan is hereby amended by deleting such definition in its entirety, other than the final paragraph thereof, and substituting the following in lieu thereof: “‘Change of Control’ shall have the meaning provided to such term in the Company’s 2012 Equity and Incentive Plan, as amended from time to time.” 2. Section 6.5 of the Plan is hereby amended by deleting such section in its entirety and substituting the following in lieu thereof: “6.5 Effect of a Change of Control. If there is a Change of Control, then, notwithstanding any other provision of this Plan, the following shall occur:  A Participant shall be one hundred (100) percent vested in the Participant’s Account if, the Participant incurs a Termination of Employment either (i) by the Company without Cause (as defined below) or (ii) by the participant with Good Reason (as defined below) either (x) within two (2) years following a Change of Control or (y) within three (3) months prior to a Change of Control, provided a definitive agreement with respect to such Change of Control has been entered into by the parties as of the date of such Termination of Employment, with such accelerated vesting effective as of the date of such Termination of Employment.  The Change of Control itself shall not constitute a distributable event, except with respect to a special Plan termination under Section 8.3.

2 ACTIVE/80838803.1 For purposes of this Section 6.5, the following terms shall have the following meanings: ‘Cause’ shall have the meaning provided to such term in the Company’s 2012 Equity and Incentive Plan, as amended from time to time. ‘Good Reason’ shall have the same meaning as in the applicable Participant’s written employment agreement or change of control agreement (or similar agreement). In the absence of such definition, ‘Good Reason’ shall mean (a) a material diminution in the Participant’s annual base salary which shall mean a reduction in the Participant’s salary of at least ten percent (10%); (b) a material diminution in the Participant’s authority, duties, or responsibilities; or (c) any other action or inaction that constitutes a material breach by the Company of the Participant’s employment arrangement. The Participant is required to provide notice to the Company of the condition giving rise to the Good Reason within a period not to exceed ninety (90) days of the initial existence of the condition. The Company shall have thirty (30) days from the date of any notice from the Participant alleging that a Good Reason condition exists, to remedy the Good Reason condition. If the Company fails to remedy the Good Reason condition within thirty (30) days, the Participant may terminate employment for Good Reason, unless the Company disagrees that a Good Reason condition exists.” 3. Section 8.3(ii) of the Plan is hereby amended to insert the following immediately prior to the period at the end thereof: “in which case each Participant’s Account shall be one hundred (100) percent vested immediately prior to such termination” B. Except as otherwise so amended, the Plan is confirmed in all other respects. C. The effective date of this Amendment is as of March __, 2015.

3 ACTIVE/80838803.1 Executed this [_______] day of March, 2015 by a duly authorized officer of Camden National Corporation. CAMDEN NATIONAL CORPORATION By: